SWEENEY & SWEENEY, S.C.
                            Attorneys and Counselors

                                    4th Floor
                                440 Science Drive
                            MADISON, WISCONSIN 53711
                            FACSIMILE (608) 238-8262
                            TELEPHONE (608) 238-4444


                                                In Boca Raton, Florida:
                                                750 S. Dixie Highway
                                                Boca Raton, Florida 33432
                                                Facsimile (561) 394-9086
                                                Telephone (561) 394-9280


                                  May 13, 1997


   Wilderness Development Corporation
   511 East Adams Street
   Wisconsin Dells, WI  53965

   Gentlemen:

             You plan to offer for sale up to 133 hotel condominium units in the Wilderness Resort Hotel (the "Units") pursuant to a registration statement filed with the United States Securities and Exchange Commission, dated May 6, 1997 (the "Registration Statement"). A condition to your sale of each Unit will be that the prospective purchaser if he/she decides to lease the Unit will to require to enter into a Rental Pooling and Agency Agreement in the form of Exhibit 4-B to the Registration Statement (the "RPA Agreement"). You have requested our opinion as to certain federal income tax consequences of the organization and operation of the Units under the RPA Agreements.

             Our opinion is based upon the facts and representations set forth in the Registration Statement, including the exhibits thereto, and certain additional facts and representations you have furnished to us as of the date hereof. Further, our opinion is based on the provisions of statutes and regulations in effect as of the date hereof and on judicial and administrative interpretations of such statutes and regulations which have been published as of the date hereof.

             Based upon the foregoing and subject to the conditions set forth below, it is our opinion that:

             1. The arrangement created by the RPA Agreements, in the aggregate, will not create an association taxable as a corporation for federal income tax purposes; and

             2. The discussion in the Registration Statement under the caption "Income Tax Information" is an accurate summary of the material federal income tax consequences to the typical purchaser of a Unit.

             Our opinion is subject to the condition that the Units and the rental pool associated with the Units be operated in accordance with the facts and representations set forth in the Registration Statement, including the exhibits thereto, and those certain additional facts and representations you have furnished to us as of the date hereof. Further, our opinion may change as a result of changes to statutes and regulations or as a result of additional judicial or administrative interpretations of such statutes and regulations.

             We hereby consent to the references to this opinion in the Registration Statement and all amendments thereto. We further consent to the use of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 SWEENEY & SWEENEY, S.C.


                                 /s/ Patrick S. Sweeney
                                 Patrick S. Sweeney
                                 For the Firm